Exhibit 99.1

For more information:

Noel Ryan, 317-328-5660

noel.ryan@calumetspecialty.com

FOR IMMEDIATE RELEASE

Calumet Specialty Products Partners, L.P. Announces

$225 Million Private Placement of Senior Notes due 2022

Indianapolis, IN (November 21, 2013) – Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (“Calumet”) and its wholly owned subsidiary Calumet Finance Corp. announced today that, subject to market conditions, they intend to offer for sale in a private placement under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), to eligible purchasers $225 million in aggregate principal amount of senior unsecured notes due 2022.

Calumet intends to use the net proceeds from the private placement for general partnership purposes, including working capital, capital expenditures and acquisitions.

The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Calumet plans to offer and sell the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.

This press release includes statements regarding this private placement that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Known material risks, uncertainties and other factors that can affect future results are discussed in Calumet’s Annual Report on Form 10-K and other reports filed by Calumet from time to time with the Securities and Exchange Commission. Calumet undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.